Exhibit 99.1

Macquarie Infrastructure Company Manager Reinvests Fees in Additional LLC Interests

NEW YORK--(BUSINESS WIRE)--March 31, 2010--Macquarie Infrastructure Company (NYSE: MIC) announced that on March 31, 2010, it issued an additional 138,955 LLC Interests (shares) to Macquarie Infrastructure Management (USA) (“MIMUSA”). MIC is externally managed by MIMUSA.

For the quarter ended December 31, 2009, MIMUSA was entitled to a base management fee of $1,893,938. MIMUSA elected to reinvest the fee in additional LLC Interests pursuant to the terms of the Management Services Agreement between it and MIC.

The value of the LLC Interests was calculated using a volume-weighted average price over a 15 trading-day period following the announcement of MIC’s financial results for the fourth quarter of 2009. Including the LLC Interests issued on March 31, MIMUSA now owns 3,642,182 or 8.02% of MIC’s shares outstanding.

MIMUSA has the right, but not an obligation, to reinvest quarterly base management fees in additional LLC Interests.

About Macquarie Infrastructure Company

Macquarie Infrastructure Company owns, operates and invests in a diversified group of infrastructure businesses providing basic, everyday services, to customers in the United States. Its ongoing businesses consist of three energy-related businesses including a gas production and distribution business (The Gas Company in Hawaii), a controlling interest in a district energy business (District Energy), and a 50% indirect interest in a bulk liquid storage terminal business (International-Matex Tank Terminals). MIC also owns and operates an aviation-related airport services business (Atlantic Aviation). The Company is managed by a wholly-owned subsidiary of the Macquarie Group. For additional information, please visit the Macquarie Infrastructure Company website at www.macquarie.com/mic. MIC-G

MIC is not an authorized deposit-taking institution for the purposes of the Banking Act 1959 (Commonwealth of Australia). The obligations of MIC do not represent deposits or other liabilities of Macquarie Bank Limited ABN 46 008 583 542 (MBL). MBL does not guarantee or otherwise provide assurance in respect of the obligations of MIC.

CONTACT:
Macquarie Infrastructure Company
Jay A. Davis, 212-231-1825
Investor Relations
or
Alex Doughty, 212-231 1310
Corporate Communications